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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement and related prospectus of EP Energy LLC for the registration of $800 million of 6.375% Senior Notes due 2023 and to the inclusion therein of our report dated February 20, 2015, with respect to the consolidated financial statements of EP Energy LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Ernst & Young LLP /s/ Ernst & Young LLP
Houston, Texas June 23, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm